Exhibit 99.1

                        JOINT FILERS' NAMES AND ADDRESSES

     1.   ICONIQ Strategic Partners II, L.P.

     2.   ICONIQ Strategic Partners II-B, L.P.

     3.   ICONIQ Strategic Partners II Co-Invest, L.P., AX Series
     4.   ICONIQ Strategic Partners II GP, L.P.
     5.   ICONIQ Strategic Partners II TT GP, Ltd.
     6.   Divesh Makan
     7.   William Griffith

The business address for each of the above reporting persons is:

c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor
San Francisco, CA 94111